EXHIBIT 99.1

FOR RELEASE: Tuesday, July 3, 3:00 pm EDT

Contacts:

StarTek Media / Industry Analyst Contact:
Shelli Ryan, APR, 402-572-6510
Ad Hoc Communication Resources (for StarTek)
Shelli@AdHocCR.com

StarTek, Inc.
Matt Brekke, 303-262-4548
Director of Marketing
MBrekke@startek.com

StarTek Investor Relations Contact:
Mary Beth Loesch, 303-262-4411
StarTek, Inc.
MB.Loesch@startek.com

STARTEK PLANS NEW CONTACT CENTER IN VICTORIA, TEXAS
AND CLOSURE OF CANADIAN CENTER IN HAWKESBURY, ONTARIO
Changes intended to improve profitability and position company for growth

DENVER — (July 3, 2007) — StarTek, Inc. (NYSE: SRT), a leading provider of high value business process outsourcing services to the communications industry, today announced plans to open a new center in Victoria, Texas and to close its Hawkesbury facility. The majority of the contact center agents located in Hawkesbury, Ontario, Canada, will be offered the opportunity to apply for positions at StarTek’s Cornwall, Ontario facility.

NEW CENTER PLANNED FOR VICTORIA, TEXAS
The plan for the new facility in Victoria is to use a unique quadrant design that would allow this center the infrastructure and capacity to quickly scale to support programs for multiple small clients separated by partitions, or larger clients that need to utilize the facility’s entire 600 seat capacity. Located approximately two hours from Austin, StarTek’s Victoria contact center is expected to bring new potential jobs to the region and the number of Texas centers for StarTek to two. StarTek’s other contact center is located in Big Spring, Texas.

According to Larry Jones, StarTek’s chief executive officer, the Victoria, Texas facility is expected to employ a new cutting-edge design in contact center construction with a quadrant layout, flexible furniture system and a new centralized VoIP communications architecture. “We believe this new design will help StarTek scale more quickly to accommodate our growth plans,” said Jones.

CLOSURE OF CENTER IN HAWKESBURY, ONTARIO
StarTek will be closing its Hawkesbury facility by August 30 and offering the majority of the contact center agents located in Hawkesbury, Ontario, Canada, the opportunity to apply for positions at its Cornwall, Ontario facility. The Hawkesbury center is closing largely because of an insufficient labor pool to meet client demand in and around the Hawkesbury area. Since opening 15 months ago, the Hawkesbury center served two lines of business for a large telecommunications client. StarTek continues to serve multiple communication clients in five other centers throughout Ontario.

“This is unfortunate news for both StarTek and the Hawkesbury community,” said Jones. “However we are excited that stronger client demand in Cornwall will open opportunities for our Hawkesbury employees. As StarTek continues to grow we need to ensure all of our centers are operating profitability and efficiently. After careful consideration, we decided to close this facility.”

Both of these announcements are in line with the new strategy announced by StarTek in the first quarter. Jones said, “Our current focus is on restoring profitability and positioning the company for growth. The closure of the Hawkesbury center and the opening of a new center in Victoria are both in line with those objectives.”

ABOUT STARTEK, INC.

StarTek, Inc. (www.startek.com) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.

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FORWARD-LOOKING STATEMENTS

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties. The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to add key management personnel and specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, inability to utilize current capital loss carry-forwards, defense and outcome of pending class action lawsuit, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. StarTek undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.         .